EXHIBIT 99

                               FOR IMMEDIATE RELEASE


                MEDIA CONTACT:                       INVESTOR CONTACT:
                Alan Marks                           Pamela Catlett
                503.671.4235                         503.671.4589


            NIKE, INC. REPORTS FISCAL 2007 EARNINGS PER SHARE OF $2.93

           Revenue up 9 percent for the fiscal year and fourth quarter

                 Fourth quarter earnings per share up 34 percent

                    Worldwide futures orders up 12 percent



BEAVERTON, Ore. (26 June, 2007) - NIKE, Inc. (NYSE:NKE) today reported financial results for the 2007 fiscal year, ended May 31, 2007. For the fiscal year, revenues grew 9 percent to $16.3 billion, compared to $15.0 billion last year. Net income increased 7 percent to $1.5 billion, compared to $1.4 billion last year, and diluted earnings per share increased 11 percent to $2.93 versus $2.64 last year. For the fourth quarter, revenues increased 9 percent to $4.4 billion, compared to $4.0 billion for the same period last year. Fourth quarter net income increased 32 percent to $437.9 million, compared to $332.8 million in the prior year, and diluted earnings per share increased 34 percent to $0.86, versus $0.64 last year. Changes in currency exchange rates increased revenue growth by 2 percentage points for the full year and fourth quarter.

Commenting on results, Mark Parker, Nike, Inc. President and CEO said, "Nike is a growth company, and fiscal 2007 was no exception. We delivered another record year of revenue, earnings and cash flow. The Nike brand is extremely strong worldwide, and the Nike subsidiaries continue to increase their contribution to the performance of the Company."

"Opportunities for growth at Nike have never been greater," Parker added. "We have a unique ability to consistently turn consumer insights into performance products and experiences. That's a big part of what distinguishes Nike as the global industry leader."

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from June 2007 through November 2007, totaling $7.7 billion, 12 percent higher than such orders reported for the same period last year. Changes in currency exchange rates increased reported orders growth by 1 percentage point.*

By region, futures orders for the U.S. increased 7 percent; Europe (which includes the Middle East and Africa) increased 12 percent; Asia Pacific grew 19 percent; and the Americas increased 15 percent. Changes in currency exchange rates increased reported futures orders growth in Europe by 1 percentage point; in the Asia Pacific region by 4 percentage points; and in the Americas region decreased reported futures orders by 1 percentage point.*

Regional Highlights

U.S.
____
During the fourth quarter, U.S. revenues increased 10 percent to $1.6 billion versus $1.5 billion for the same period last year. Footwear revenues increased 9 percent to $1.1 billion. Apparel revenues increased 11 percent to $437.9 million. Equipment revenues increased 23 percent to $91.5 million. U.S. pre-tax income improved 20 percent to $415.2 million.

For the full fiscal year, U.S. revenues were up 7 percent to $6.1 billion. Footwear revenues increased 6 percent to $4.1 billion, apparel revenues grew 8 percent to $1.7 billion and equipment revenues increased 8 percent to $323.8 million. U.S. pre-tax income rose 4 percent to $1.3 billion for the fiscal year.

Europe
______
Fourth quarter revenues for the European region grew 12 percent to $1.3 billion from $1.2 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 9 percentage points. Footwear revenues increased 13 percent to $757.1 million. Apparel revenues grew by 10 percent to $436.0 million and equipment revenues increased 19 percent to $98.3 million. Fourth quarter pre-tax income increased 29 percent to $292.9 million.

Full fiscal year European revenues grew 9 percent to $4.7 billion. Changes in currency exchange rates increased revenue growth by 6 percentage points. Footwear revenues were up 6 percent to $2.6 billion, apparel revenues increased 13 percent to $1.8 billion and equipment revenues grew 14 percent to $358.1 million. European fiscal year pre-tax income increased 4 percent to $1.0 billion.

Asia Pacific
____________
Fourth quarter revenues for the Asia Pacific region grew 7 percent to $596.9 million compared to $558.6 million a year ago. Changes in currency exchange rates increased revenue growth by 2 percentage points. Footwear revenues were up 7 percent to $296.4 million, apparel revenues increased 7 percent to $240.4 million and equipment revenues grew 8 percent to $60.1 million. Fourth quarter pre-tax income increased 37 percent to $118.5 million.

For the full fiscal year, Asia Pacific revenues increased 11 percent to $2.3 billion, compared to $2.1 billion last year. Changes in currency exchange rates increased revenue growth by 1 percentage point. Footwear revenues were $1.2 billion, up 11 percent from $1.0 billion last year. Apparel revenues increased 11 percent to $909.3 million and equipment revenues grew by 11 percent to $214.9 million. Pre-tax income increased 17 percent to $483.7 million for the fiscal year.

Americas
________
Fourth quarter revenues in the Americas region were relatively flat to the prior year at $235.0 million. Changes in currency exchange rates did not have a significant impact on revenue growth. Footwear revenues were up 8 percent to $169.4 million, apparel revenues decreased 27 percent to $44.7 million and equipment revenues rose 15 percent to $20.9 million. Pre-tax income was up 20 percent to $38.5 million for the quarter.

Full fiscal year revenues for the Americas region grew 5 percent to $952.5 million, 1 percentage point of this growth was the result of changes in currency exchange rates. Footwear revenues increased 7 percent to $679.6 million, apparel revenues decreased 4 percent to $193.9 million, and equipment revenues rose 17 percent to $79.0 million. Pre-tax income increased 9 percent for the fiscal year to $187.4 million.

Other Businesses
________________
For the fourth quarter, Other business revenues, which include Cole Haan Holdings Incorporated, Converse Inc., Exeter Brands Group LLC, Hurley International LLC, NIKE Bauer Hockey Inc., and NIKE Golf, grew 9 percent to $649.7 million and pre-tax income was up 102 percent to $93.1 million. For the fiscal year, Other business revenues increased 16 percent to $2.3 billion and pre-tax income increased 98 percent to $303.7 million.

Prior year fourth quarter and fiscal year pre-tax income included a one-time $51.9 million charge related to an arbitration ruling involving Converse and a former South American licensee. In fiscal 2007 the ruling was settled for less than this amount, which resulted in a $14.2 million benefit to Other business pre-tax income. Excluding these items, Other business pre-tax income would have decreased 5 percent for the fourth quarter and increased 41 percent for the fiscal year.

Income Statement Review

In the fourth quarter of fiscal 2007 gross margins were comparable to the prior year at 43.8 percent; selling and administrative expenses were 29.0 percent or revenues versus 30.8 percent last year and the effective tax rate was 33.5 percent compared to 34.9 percent last year. Fourth quarter net income included $19.3 million, net of taxes, related to the expensing of stock options. In addition, the prior year fourth quarter net income included a one-time $30.8 million charge, net of taxes, related to the Converse arbitration ruling. Excluding these two items fourth quarter diluted earnings per share would have increased 29 percent to $0.90 from $0.70 last year.

For the fiscal year, gross margins were 43.9 percent compared to 44.0 percent last year; selling and administrative expenses were 30.8 percent versus 29.9 percent last year; and the effective tax rate was 32.2 percent compared to 35.0 percent last year. Net income for the fiscal year included $96.7 million, net of taxes, related to the expensing of stock options and a $9.6 million benefit, net of taxes, for settling the Converse arbitration ruling for less than the amount accrued in fiscal 2006. Excluding these two items diluted earnings per share for the fiscal year would have increased 15 percent to $3.10 compared to $2.70 last year.

Balance Sheet Review

At the end of the fiscal year, global inventories stood at $2.1 billion, an increase of 2 percent from May 31, 2006. Cash and short-term investments were $2.8 billion at the end of the fiscal year, compared to $2.3 billion last year.

Share Repurchase

During the fourth quarter, the Company purchased a total of 5,255,600 shares for approximately $281.2 million in conjunction with the Company's four-year, $3 billion share repurchase program approved by the Board of Directors in June 2006. For the fiscal year, the Company purchased 18,063,752 shares for approximately $812.7 million under this program and 4,017,448 shares for approximately $162.6 million under its previous four-year $1.5 billion share repurchase program approved by the Board of Directors in June 2004.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Cole Haan Holdings Incorporated, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and NIKE Bauer Hockey Inc., a leading designer and distributor of hockey equipment.

NIKE's earnings releases and other financial information are available on the Internet at www.nikebiz.com/invest.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.


                           (Tables Follow)



                                       NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                           FOR THE PERIOD ENDED May 31, 2007
                          (In millions, except per share data)

                                QUARTER ENDED                       YEAR ENDED
INCOME STATEMENT             05/31/2007  05/31/2006  %Chg   05/31/2007  05/31/2006  %Chg
=======================================================  ============================
Revenues                      $4,383.2    $4,005.4    9%    $16,325.9   $14,954.9     9%
Cost of sales                  2,464.2     2,252.0    9%      9,165.4     8,367.9    10%
                           ________________________          ______________________
Gross margin                   1,919.0     1,753.4    9%      7,160.5     6,587.0     9%
                                43.8%       43.8%              43.9%       44.0%

Selling and administrative
 expense                       1,272.0     1,232.1    3%      5,028.7     4,477.8    12%
                                29.0%       30.8%              30.8%       29.9%

Interest income, net             (24.2)      (16.3)  48%        (67.2)      (36.8)   83%
Other (income) expense, net       12.4        26.4  -53%         (0.9)        4.4  -120%
                           ________________________          ______________________

Income before income taxes       658.8       511.2   29%      2,199.9     2,141.6     3%

Income taxes                     220.9       178.4   24%        708.4       749.6    -5%
                           ________________________          ______________________
                                33.5%       34.9%              32.2%       35.0%

Net income                      $437.9      $332.8   32%     $1,491.5    $1,392.0     7%
                           ========================          ======================
Diluted EPS                      $0.86       $0.64   34%        $2.93       $2.64    11%
                           ========================          ======================
Basic EPS                        $0.87       $0.65   34%        $2.96       $2.69    10%
                           ========================          ======================


Weighted Average Common Shares Outstanding:

Diluted                       510.2       522.8              509.9       527.6
Basic                         502.8       514.4              503.8       518.0
                        ========================        =======================
Dividends declared           $0.185      $0.155              $0.71       $0.59
                        ========================        =======================



NIKE, INC.
BALANCE SHEET*                                   05/31/2007   05/31/2006
=========================================================================
                                                       (In millions)
   ASSETS
Current assets:
   Cash and equivalents                            $1,856.7     $  954.2
   Short-term investments                             990.3      1,348.8
   Accounts receivable, net                         2,494.7      2,382.9
   Inventories                                      2,121.9      2,076.7
   Deferred income taxes                              219.7        203.3
   Prepaid expenses and other
     current assets                                   393.2        380.1

   Total current assets                             8,076.5      7,346.0

Property, plan and equipment                        3,619.1      3,408.3
   Less accumulated depreciation                    1,940.8      1,750.6
                                                 ________________________
   Property, plant and equipment, net               1,678.3      1,657.7

Identifiable intangible assets, net                   409.9        405.5
Goodwill                                              130.8        130.8
Deferred income taxes and other assets                392.8        329.6
                                                 ________________________
Total assets                                      $10,688.3     $9,869.6
                                                 ========================

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt              $    30.5     $  255.3
   Notes payable                                      100.8         43.4
   Accounts payable                                 1,040.3        952.2
   Accrued liabilities                              1,303.4      1,276.0
   Income taxes payable                               109.0         85.5

   Total current liabilities                        2,584.0      2,612.4

Long-term debt                                        409.9        410.7
Deferred income taxes and other liabilities           668.7        561.0
Redeemable preferred stock                              0.3          0.3
Shareholders' equity                                7,025.4      6,285.2
                                                 ________________________
Total liabilities and shareholders' equity        $10,688.3     $9,869.6
                                                 ========================

* Certain prior year amounts have been reclassified to conform to fiscal year 2007 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.



NIKE, INC.                     QUARTER ENDED                     YEAR ENDED
DIVISIONAL REVENUES       05/31/2007 05/31/2006  %Chg   05/31/2007 05/31/2006  %Chg
=====================================================  ============================
                                               (In millions)

U.S. Region
     Footwear               $1,080.8   $  993.7    9%     $4,067.2   $3,832.2    6%
     Apparel                   437.9      395.7   11%      1,716.1    1,591.6    8%
     Equipment                  91.5       74.3   23%        323.8      298.7    8%
                          ______________________        ______________________
          Total              1,610.2    1,463.7   10%      6,107.1    5,722.5    7%

EMEA Region
     Footwear                  757.1      672.2   13%      2,608.0    2,454.3    6%
     Apparel                   436.0      397.1   10%      1,757.2    1,559.0   13%
     Equipment                  98.3       82.3   19%        358.1      313.3   14%
                          ______________________        ______________________
          Total              1,291.4    1,151.6   12%      4,723.3    4,326.6    9%

Asia Pacific Region
     Footwear                  296.4      277.2    7%      1,159.2    1,044.1   11%
     Apparel                   240.4      225.5    7%        909.3      815.6   11%
     Equipment                  60.1       55.9    8%        214.9      194.1   11%
                          ______________________        ______________________
          Total                596.9      558.6    7%      2,283.4    2,053.8   11%

Americas Region
     Footwear                  169.4      156.6    8%        679.6      635.3    7%
     Apparel                    44.7       61.3  -27%        193.9      201.8   -4%
     Equipment                  20.9       18.1   15%         79.0       67.8   17%
                          ______________________        ______________________
          Total                235.0      236.0    0%        952.5      904.9    5%

                             3,733.5    3,409.9    9%     14,066.3   13,007.8    8%

Other businesses               649.7      595.5    9%      2,259.6    1,947.1   16%

Total NIKE, Inc. revenues   $4,383.2   $4,005.4    9%    $16,325.9  $14,954.9    9%






NIKE, INC.
                            QUARTER ENDED                         YEAR ENDED
PRE-TAX INCOME1,2       05/31/2007   05/31/2006  %Chg     05/31/2007   05/31/2006  %Chg
===================================================================================
                                                 (In millions)

U.S. Region              $  415.2   $  347.4     20%        $1,300.3   $1,244.5      4%
EMEA Region                 292.9      227.6     29%         1,000.7      960.7      4%
Asia Pacific Region         118.5       86.3     37%           483.7      412.5     17%
Americas Region              38.5       32.1     20%           187.4      172.6      9%
Other businesses             93.1       46.0    102%           303.7      153.6     98%
Corporate3                 (299.4)    (228.2)   -31%        (1,075.9)    (802.3)   -34%
                        ______________________             ______________________
Total pre-tax income1    $  658.8   $  511.2     29%        $2,199.9   $2,141.6      3%
                        ======================             ======================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2007 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.








NIKE, INC
NET INCOME AND DILUTED            QUARTER ENDED                      YEAR ENDED
EPS RECONCILIATION1          05/31/2007  05/31/2006  %Chg   05/31/2007  05/31/2006  %Chg
===================================================================================
                                      (In millions, except per share data)

Net income, as reported      $  437.9    $  332.8     32%   $1,491.5    $1,392.0     7%

Exclude: Converse arbitration
 net of tax2                       --        30.8      -        (9.6)       30.8     -
Exclude: Stock-based compensation
 expense, net of tax3            19.3          --      -        96.7          --     -
                             ______________________        _______________________

Net income, excluding
 Converse arbitration2 and
 stock-based compensation
 expense3                    $  457.2    $  363.6     26%   $1,578.6    $1,422.8    11%
                            =======================        =======================

Diluted EPS, as reported     $   0.86    $   0.64     34%   $   2.93    $   2.64    11%

Diluted EPS, excluding
 Converse arbitration2 and
 stock-based compensation
 expense3                    $   0.90    $   0.70     29%   $   3.10    $   2.70    15%



_____________________

1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission.

2 The Converse arbitration charge relates to a ruling involving a contract dispute between NIKE, Inc.'s Converse subsidiary and a former South American licensee. The dispute was settled during the first quarter ended
August 31, 2006.

3 This charge relates to stock-based compensation associated with stock Options and ESPP shares issued to employees and expensed in accordance with SFAS 123(R) "Share-Based Payment", which was adopted by the Company during its first fiscal quarter ended August 31, 2006.

